Exhibit 10.3

                           Red Giant Entertainment Inc
                                  Balance Sheet
                              For the periods ended

                                                          May 31,         December 31,
                                                           2012               2011
                                                         --------           --------
                                                        (unaudited)
ASSETS

CURRENT ASSETS
  Cash in Banks                                          $    705           $     97
  Inventory                                                 6,837             16,301
  Prepaid Expenses                                         32,319                 --
                                                         --------           --------
      TOTAL CURRENT ASSETS                                 39,861             16,398
                                                         --------           --------
FIXED ASSETS
  Intellectual Property                                    29,250             29,250
  Less Accumulated Amortization                            (8,288)            (5,850)
                                                         --------           --------
      TOTAL FIXED ASSETS                                   20,962             23,400
                                                         --------           --------

      TOTAL ASSETS                                       $ 60,823           $ 39,798
                                                         ========           ========
LIABILITIES & STOCKHOLDER'S EQUITY

CURRENT LIABILITIES                                      $     --           $     --
  Common Stock, no par value, 5,000,000 shares
   authorized,issued and outstanding                       60,000             39,798
  Retained Earnings                                           823                 --
                                                         --------           --------
      TOTAL STOCKHOLDER'S EQUITY                           60,823             39,798

      TOTAL LIABILITIES & STOCKHOLDER'S  EQUITY          $ 60,823           $ 39,798
                                                         ========           ========


   The accompanying notes are an integral part of these financial statements.

                           Red Giant Entertainment Inc
                            Statement of Operations
                                   (unaudited)


                                              Five months ended       Five months ended
                                                   May 31,                 May 31,
                                                    2012                    2011
                                                 ----------              ----------
Sales                                            $   38,686              $   13,429
Cost of Sales                                        23,335                   4,222
                                                 ----------              ----------
      Gross Profit                                   15,351                   9,207

Expenses
  Bank service charges                                  366                     239
  Advertising & marketing                               456                     109
  Amortization expense                                2,438                   2,438
  Communication                                          40                     571
  Utilities                                             375                     375
  Professional Fees                                   1,280                      --
  Other operating expense                               240                   1,334
                                                 ----------              ----------
      Total Expense                                   5,195                   5,066
                                                 ----------              ----------
Net Income before taxes                              10,156                   4,141
                                                 ----------              ----------
Income taxes                                             --                      --
                                                 ----------              ----------
Net Income                                           10,156                   4,141
                                                 ----------              ----------
Net income per share,
 basic and diluted                                    0.002              $    0.001
                                                 ==========              ==========
Weighted average number of common
 shares outstanding                               5,000,000               5,000,000
                                                 ==========              ==========


   The accompanying notes are an integral part of these financial statements.

                           Red Giant Entertainment Inc
                             Statement of Cash Flow
                                  (unaudited)

                                                          Five months ended    Five months ended
                                                               May 31,              May 31,
                                                                2012                 2011
                                                              --------             --------
OPERATING ACTIVITIES
  Net Income                                                  $ 10,156             $  4,141
  Adjustments to reconcile Net Income to net cash
   provided by operating activities:
  Amortization                                                   2,438                2,438
  Inventory                                                      9,464               (8,005)
  Prepaid Expenses                                             (32,319)                  --
                                                              --------             --------
           NET CASH USED BY OPERATING ACTIVITIES               (10,261)              (1,426)
                                                              --------             --------

INVESTING ACTIVITIES
                                                              --------             --------
           NET CASH USED BY INVESTING ACTIVITIES                    --                   --
                                                              --------             --------

FINANCING ACTIVITIES
  Capital contributed                                           10,869                1,426
                                                              --------             --------
           NET CASH PROVIDED BY FINANCING ACTIVITIES            10,869                1,426
                                                              --------             --------
Net Cash Increase for Period                                       608                   --
Cash at Beginning of Period                                         97                   --
                                                              --------             --------

CASH AT END OF PERIOD                                         $    705             $     --
                                                              ========             ========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid                                               $     --             $     --
                                                              ========             ========
  Income taxes paid                                           $     --             $     --
                                                              ========             ========
NON-CASH
  Shareholder contribution of intellectual property           $     --             $ 29,250
                                                              ========             ========


   The accompanying notes are an integral part of these financial statements.

RED GIANT ENTERTAINMENT, INC.
NOTES TO THE INTERIM FINANCIAL STATEMENTS
MAY 31, 2012


ORGANIZATION AND DESCRIPTION OF BUSINESS

Red Giant Entertainment LLC (hereinafter "the Company"), was incorporated in the State of Florida, U.S.A., on January 1, 2011. The Company's fiscal year end is December 31. On May 9, 2012, the Company incorporated and changed its name to Red Giant Entertainment, Inc. All income and expenses in these financial statements have been recharacterized for reporting purposes to be all inclusive for the corporate entity. The Company was originally a publishing company, but has expanded its operations to include mass media and graphic novel artwork development.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with the generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates that have been made using careful judgment. The financial statements have, in management's opinion been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

ACCOUNTING METHOD
The Company's financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America and reported in US Dollars.

ADVERTISING
Advertising costs are expensed as incurred. The Company expensed advertising costs of $456 and $109 as of May 31, 2012 and 2011, respectively.

CASH AND CASH EQUIVALENTS
For purposes of the statement of cash flows, the Company considers all highly liquid investments and short-term debt instruments with original maturities of three months or less to be cash equivalents. As at May 31, 2012 and December 31, 2011, there were $705 and $97 of cash equivalents, respectively.

COST OF GOODS SOLD
Cost of goods sold includes the cost of creating services or artwork, advertising and books.

FAIR VALUE MEASUREMENTS
Topic 820 in the Accounting Standards Codification (ASC 820) defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. ASC 820 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. In this standard, the FASB clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, ASC 820 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy is as follows:

     * Level 1 inputs -- Unadjusted quoted process in active markets for identical assets or liabilities that the entity has the ability to access at the measurement date.

     * Level 2 inputs -- Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

     * Level 3 inputs -- Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity's own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

The Company currently does not have any assets that are measured at fair value on a recurring or non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at May 31, 2012 and December 31, 2011, nor gains or losses reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the periods ended May 31, 2012 and 2011.

INCOME TAXES
The Company was a limited liability company until May 9, 2012. As an LLC, no income tax provision was made at the Company level and all taxable income and deductions were passed directly to the equity owner. The Company will be evaluating the tax ramifications of the change in entity status and pending merger during the next several months.

RECENT ACCOUNTING PRONOUNCEMENTS
Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

In June 2011, the FASB issued authoritative guidance requiring entities to present net income and other comprehensive income (OCI) in one continuous statement or two separate, but consecutive, statements of net income and comprehensive income. The option to present items of OCI in the statement of changes in equity has been eliminated. The new requirements are effective for annual reporting periods beginning after December 15, 2011 and for interim reporting periods within those years. We do not expect the adoption to have a material impact on our financial statements.

In May 2011, the FASB issued further additional authoritative guidance related to fair value measurements and disclosures. The new guidance results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between accounting principles generally accepted in the United States (U.S. GAAP) and International Financial Reporting Standards
(IFRS). The guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2011. We are currently assessing the impact of the guidance.

In April 2011, the FASB issued ASU No. 2011-17, "Revenue Recognition - Milestone Method (Topic 605)." This ASU provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research and development transactions. This update was effective in the second quarter of 2011. Adoption of this update is not anticipated to have a material impact on the Company's results of operation or financial position.

In January 2011, the FASB issued ASU No. 2011-06, "Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements." This ASU requires additional disclosures about significant unobservable inputs and transfers within Level 1 and 2 measurements. Adoption of this update did not have any impact on the Company's results of operation or financial position.

REVENUE RECOGNITION
Revenue for the Company is recognized from three primary sources: Advertising Revenue, Publishing Sales and Creative Services. Revenue in 2011 was processed through our Paypal Account and Project Wonderful accounts where applicable.

Advertising revenue comes from the following sources and is stated at net after commissions:

     * Keenspot: Revenue is earned on a net 90 basis and is based upon traffic to Red Giant property Web sites. It is calculated on a Cost Per Thousand (CPM) of verified impressions and varies based upon bids by advertisers and other customary factors. In exchange for advertising, hosting, IT, and sales management, Keenspot takes 50% commission of ad revenue for their services.

     * Project Wonderful: Revenue is paid immediately and based upon bids by advertisers for a set amount of time at the prevailing highest winning rate. Project Wonderful takes a 25% commission of ad revenue for their services.

Publishing Revenue comes from the following sources:

     * Kickstarter Campaigns: These are presales for books and revenue is recognized only once the books arrive and are shipped to the buyers.

     * Direct Sales: Through our online store, we sell directly to clients and the transactions process through our Paypal account. All orders are shipped immediately and revenue is recognized immediately.

Creative  Services  are  artwork,  writing,   advertising,  and  other  creative
endeavors we handle for outside clients. Revenue is recognized upon payment for services.

Shipping and Handling for purchases are paid directly by the consumer through Paypal. The Company has not established an allowance for doubtful accounts, as all transactions are handled through Paypal directly by the consumer.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the reporting period. The Company reviews its estimates on an ongoing basis. The estimates were based on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ from these estimates. The Company believes the judgments and estimates required in its accounting policies to be critical in the preparation of the Company's financial statements.

NOTE 2 - MANAGEMENT STATEMENT REGARDING GOING CONCERN

The Company is currently generating revenues from operations sufficient to meet its operating expenses. However, as the Company completed the first year of operation in 2011, management believes that given the current economic environment and the continuing need to strengthen our cash position, there is still doubt about the Company's ability to continue as a going concern. Management is currently pursuing various funding options, including seeking debt or equity financing, licensing opportunities, as well as a strategic or other transaction, to obtain additional funding to continue the development of, and successfully commercialize, its products. There can be no assurance that the Company will be successful in its efforts. Should the Company be unable to obtain adequate financing or generate sufficient revenue in the future, the Company's business, results of operations, liquidity and financial condition would be materially and adversely harmed, and the Company will be unable to continue as a going concern.

The Company believes that its ability to execute its business plan, and therefore continue as a going concern, is dependent upon its ability to do the following:

     *    obtain  adequate  sources  of  funding  to  fund  long-term   business
          operations;

     * enter into a licensing or other relationship that allows the Company to commercialize its products;

     *    manage or control working capital requirements; and

     *    develop  new  and  enhance   existing   relationships   with   product
          distributors and other points of distribution o for the Company's products.

There can be no assurance that the Company will be successful in achieving its short- or long-term plans as set forth above, or that such plans, if consummated, will enable the Company to obtain profitable operations or continue in the long-term as a going concern.

NOTE 3 - STOCKHOLDER'S EQUITY

The Company is wholly owned. The stockholder's equity at May 31, 2012 was as follows:

LLC:
Beginning balance, January 1, 2011                                       $    --
Contributions for shares                                                  30,676
Allocation of income                                                       9,122
                                                                         -------
Ending balance, December 31, 2011                                         39,798
                                                                         -------
Contributions                                                             10,869
Allocation of income                                                      10,156
                                                                         -------
Ending balance, May 8, 2012                                              $60,823
                                                                         -------

On May 9, 2012, the Member Equity in the LLC was fully converted into common shares of the corporation, which included $9,333 in income allocated to the LLC. The additional $823 was accumulated earnings for the corporate entity. As of May 31, 2012, the sole member became the sole shareholder of the Company and was issued all of the 5,000,000 authorized shares.

NOTE 4 - INVENTORY

As of May 31, 2012, inventory consisted of physical copies of published books, as well as artwork is used for digitally distributed works for advertising revenue and future publications. The inventory is valued at the cost to produce.

NOTE 5 - INTELLECTUAL PROPERTY

The Company's intellectual property consists of graphic novel artwork and was contributed by the Member to the Company and valued at $29,250, which was determined based on a per page cost for artists and printing. The intangible is being amortized over its life of five years. Amortization cost for the year periods ended May 31, 2012 and 2011 $2,438 and $2,438, respectively. The Company expects to amortize the remaining $20,962 over the remaining life of approximately four years at $5,850 per year.

NOTE 6 - SUBSEQUENT EVENTS

On June 11, 2012, Castmor Resources Ltd., a Nevada corporation entered into a certain Share Exchange Agreement (the "Share Exchange Agreement") with Red Giant Entertainment Inc., a Florida corporation, ("RGE"), and Benny Powell, who presently owns 100% of the issued and outstanding shares in RGE. Pursuant to the terms and conditions of the Share Exchange Agreement, RGE shall exchange 100% of the outstanding shares in RGE in exchange for forty million (40,000,000) newly-issued restricted shares of the Company's common stock, par value $0.001 per share.

The exchange will result in RGE becoming a wholly-owned subsidiary of the Company. As a result of the Share Exchange Agreement, the Company will now conduct all current operations through Red Giant Entertainment, and our principal business became the business of RGE.